Exhibit 6.5

LEASE AGREEMENT

This Lease, entered into and executed this 14th day of July 2021 between Watson Realty Corp hereinafter called Landlord, and Chattahoochee Physicians Laboratory Services, LLC hereinafter called Tenant, without regard to number or gender,

WITNESSETH:
The Landlord, for and in consideration of the rents hereinafter to be paid by the Tenant, hereby demise and lease unto the Tenant the premises located in Duval County, Florida and more particularly described as follows:

Address: 8465 Merchants Way, Suite 206, Jacksonville, FL 32222.

Approximately 2,139 square feet.

Premises to be used by Tenant. Tenant shall, at Tenant's expense, obtain any and all licenses, permits, approvals, receipts and authorizations necessary for its business. If as a result of any change in the laws, ordinances or regulations applicable to the Tenant's use of the Premises (whether such change in use occurs as a result of a change from a prior tenant's use of the premises or otherwise), alterations or improvements must be made to the Premises to accommodate lawfully the Tenant's particular use and occupancy thereof, Tenant shall, at its sole cost and expense, make such alterations or improvements, subject to the Landlord's approval.

EXHIBIT A FLOOR PLAN for 8465 Merchants Way, Suite 206, Jacksonville, FL 32222 is attached and incorporated into this lease agreement.

EXHIBIT B Monument Sign showing sign space available for 8465 Merchants Way, Suite 206, Jacksonville, FL 32222 is attached and incorporated into this lease agreement.

To have and to hold said premises for a Three (3) year term beginning on the 1st day of August, 2021 and ending the 31st day of July, 2024, unless the term hereby demised shall be sooner terminated as hereinafter provided. This lease is granted and accepted upon the foregoing and the following terms, covenants, conditions and stipulations.

1. In consideration of said demise the Tenant covenants and agrees to pay to the Landlord as RENT for said premises the total sum of $79,335.48 (Seventy Nine Thousand Three Hundred Thirty Five Dollars and 48/100), CAM the total sum of $19,828.44 (Nineteen Thousand Eight Hundred Twenty Eight Dollars and 44/100), plus SALES TAX for a term of Three (3) years as stated above. CAM includes utilities, electric, water, and sewer, property taxes, building insurance, grounds maintenance, heating & cooling system maintenance, filter changes and dumpster. The current SALES TAX rate is 7.00 %. SALES TAX is subject to change. RENT and CAM will increase 3% per year. Accordingly RENT, CAM and SALES TAX shall be payable monthly as follows:

TERM	RENT	CAM	SALES TAX	TOTAL MONTHLY
8/1/21 to 7/31/22	$2,139.00	$534.75	$187.16	$2,860.91
8/1/22 to 7/31/23	$2,203.17	$550.79	$192.78	$2,946.74
8/1/23 to 7/31/24	$2,269.12	$566.83	$198.52	$3,034.47

With the first payment due August 1, 2021, and rent payments as scheduled above on the

Tenant (AS) and Landlord (_______) acknowledge this page.

first day of each and every calendar month thereafter, in advance, without demand, to and including the last rent payment due July 1, 2024. Holdover Rental Rate: The holdover rental rate shall be increased 110% of the last month's rent.

Said payments shall be payable to Watson Realty Corp and mailed to the location of 7821 Deercreek Club Road, Suite 200, Jacksonville, Florida 32256. Landlord's Tax Identification number is: 59-115230 (WRC).

2. Tenant shall pay the first month's Rent, CAM and Sales Tax $2,860.91, the last month's Rent, CAM and Sales Tax $3,034.47 for a total of $5,895.38 upon execution of this agreement, receipt of which is hereby acknowledged.

3. Tenant shall abide by all the covenants and agreements contained herein and shall deliver up to Landlord the demised property at the end of the term or when this agreement is terminated in the same condition as when originally demised to the Tenant by the Landlord, ordinary wear and tear to the premises, fire and other casualty excepted.

4. Each of the following events shall be a default hereunder by Tenant and a breach of this Lease Agreement:

a) If Tenant shall fail to pay Landlord any rent or additional rent as and when the same shall become due and payable and shall not make such payment within three (3) days written notice thereof by Landlord to Tenant.

b) If Tenant or any successor or any assignee of Tenant while in possession shall file a petition in bankruptcy or insolvency or for reorganization or arrangement under the Bankruptcy Act of any State or shall voluntarily take advantage of any such law or act by answer or otherwise, or if a corporation shall be dissolved or shall take an assignment for the benefit of creditors.

c) If involuntary proceedings under any such bankruptcy law or insolvency act, or for the dissolution of a corporation shall be instituted against Tenant or such successor or assignee, which proceedings shall not be set aside within 60 days, or if a receiver or trustee shall be appointed of all or substantially all of the property of Tenant or such successor or assignee.

d) If this Lease or the interest of Tenant hereunder shall be transferred or assigned in a manner other than herein permitted.

5. In the event of any such defaults; The Landlord may, at Landlord's option, terminate and end this Lease and re-enter upon the property whereupon the term hereby granted and at Landlord's option, all right, title and interest in or under it shall end and the Tenant shall become a tenant at sufferance; or else said Landlord may, at Landlord's option, may take possession of the premises and rent the same for the account of the Tenant the exercise of any such options herein contained shall not be deemed the exclusive Landlord's remedy; Landlord will use reasonable effort to lease space.

ACCELERATION OF THE ENTIRE RENT. In the event of default of Tenant, and at the option of the Landlord, the entire rental payment until the expiration of this lease, shall accelerate and immediately become due and payable by Tenant. Provided, however, that if Landlord, at Landlord's option, relets the premises before the expiration date of this lease,

all monies collected as rent under such reletting shall be held by Landlord for Tenant's benefits.

6. Tenant hereby acknowledges that the premises are in thoroughly good order, tenantable, healthy and safe condition and repair upon the commencement of the Lease subject to hidden and latent defects. The taking of the possession hereunder shall be conclusive evidence and Tenant hereby further covenants that it will not permit or suffer any unreasonable noise, disturbance or nuisance, nor allow any unhealthy or unsafe or untenantable condition on said premises which shall be detrimental to the premises or to the neighbors and should said premises not be so maintained, then in that event, this shall be considered a default under the terms of this Lease Agreement, and Landlord shall have the remedy set out hereunder.

7. The Tenant covenants and agrees not to assign, transfer, mortgage, pledge or hypothecate this leasehold or to sublet the demised premises or any part thereof without prior written consent of the Landlord, which consent shall not be unreasonably withheld.

8. The Tenant shall not make any alterations nor changes to the demised premises without prior written consent of Landlord, except Tenant may put up drapery rods, bulletin boards and pictures.

9. Should Landlord or Tenant employ an attorney because of the breach by either party of any of the terms, covenants or agreements contained in this Lease, the losing party will pay the prevailing party a reasonable attorney's fee, together with all reasonable costs and charges incurred by, through or in connection with such collection, or enforcement of the covenants herein.

10. Tenant agrees that all boxes, furniture, equipment, etc., shall be kept in the premises upon delivery and that Tenant will keep the exterior of the premises, including all common passageways, sidewalks, alleyways and entranceways, free from all merchandise, boxes, furniture, equipment, refuse and debris at all times. The sidewalks, entrances, passages, courts, corridors, vestibules, halls, grounds in or about the building shall not be obstructed or used for storage or for any purpose other than ingress and egress by the Tenant. In the event that the Tenant shall fail to keep the area as set forth above free from debris of Tenant, then in that event, Landlord shall clean the area which is Tenant's responsibility and Tenant shall reimburse Landlord for all actual expenses incurred in the cleaning and maintenance of the area.

11. Tenant shall indemnify and save harmless said Landlord from any and all claims, suits, actions, damages or causes of action arising during the term of this Lease for any personal injury, loss of life or damage to property sustained in or about the leased premises, by reason or as a result of Tenant's occupancy thereof and from and against any orders, judgments, or decrees which may be entered thereon and from and against all costs, attorney's fees, expenses and liabilities incurred in and about the defense of any such claim in the investigation thereof.

12. It is agreed by Tenant that this Lease shall be subject and subordinate to any mortgage, deed of trust, or other liens now on the premises or which may hereafter be made on account of any proposed loan to be placed on said premises, by the Landlord to the full extent of all debts and charges secured thereby; and to any renewals, extensions and modifications of all or any part thereof which Landlord may hereafter at any time elect

Tenant (_AS_) and Landlord (______) acknowledge this page.

to place on said premises, and said Tenant agrees upon request to hereafter execute any paper or papers, which the counsel for the Landlord may deem necessary to accomplish that end.

13. Tenant shall keep the demised premises and the property in which the demised premises are located free from any liens arising out of any work performed, materials furnished, or any obligations incurred by Tenant.

14. Except as otherwise stated in this lease the Landlord is not obligated to provide any service to the Tenant.

15. The Tenant agrees that it will contract for and provide the following services at Tenant's expense:

a) Janitor service for Tenant's space
b) Telephone and data lines
c) Interior pest control
d) Security alarm & monitoring
e) Insurance for Tenant's personal property

16. The Landlord will provide the following: Heating and air conditioning units with adequate air ducts and registers. Landlord will assume responsibility of heating and cooling system.

17. Tenant agrees at Tenant's expense to maintain in full force and effect during the lease terms a policy or policies of comprehensive public liability insurance including property damage, written by one or more responsible insurance companies licensed to do business in the State of Florida, which will insure Tenant with Landlord (and such other persons, firms, or corporations as are designated by Landlord) as additional insured against liability for injury to persons and/or property and death of any person or persons incurring in or about the premises. Each policy shall be approved as to form and insurance company by Landlord and the liability such insurance shall not be less than $1,000,000.00 for anyone person injured or killed and not less than $2,000,000.00 for any one accident and not less than $500,000.00 property damage. Landlord will maintain adequate fire insurance on building. Tenant to maintain Tenant's own contents coverage.

18. Tenant shall obtain and maintain at Tenant's expense plate glass insurance coverage on all exterior plate glass in the leased premises.

19. Tenant agrees that no hazardous trade or occupation shall be permitted or carried in the premises, and nothing will be done or permitted, or nothing will be kept in or about the premises which will increase the risk or hazard of fire or damage so as to increase Landlord's hazard insurance premium or cause Landlord's hazard insurance policy to be void. The Tenant further covenants not to conduct any business that is contrary to or in violation of the laws of the United States of America or the State of FLORIDA or the ordinances of Duval County.

20. Landlord or Landlord's authorized agent may at any reasonable time upon reasonable notice enter and view said premises and make any repairs which in Landlord's opinion may be necessary at Landlord's expense.

Tenant (AS) and Landlord (________) acknowledge this page.

21. Landlord's waiver of breach of any one covenant or condition of this Lease is not a waiver of breach of others nor a subsequent breach of the one waived. Landlord's acceptance of the rent installments after breach is not a waiver of any other breach, except of breach of the covenant to pay the rent installments when past due and shall not be construed to be a waiver of refusal to accept payments in the future.

22. This Lease Agreement shall inure and be binding upon the successors, assigns, heirs and administrators of the parties hereto.

23. In the event the premises are destroyed or so damaged by fire or other casualty during the term of this Agreement so that they become untenantable, then, in the event, the Landlord shall have the right to render said premises tenantable by making the necessary repairs within one hundred twenty (120) days there from, during which repair period when building is untenantable the rental hereunder shall abate and not be owed by Tenant for said period and shall recommence when building is rendered tenantable and occupancy is recommenced; and, if said premises are not rendered tenantable within said time, it shall be optional with either party to cancel this Lease. In the event of such cancellation, the rent shall be paid only to the date of such fire or casualty.

24. Tenant will be entitled to sign identification similar to sign identification used by other tenants in the building at Tenant's expense. Tenant may use sign space on the Monument sign: See EXHIBIT B Monument Sign showing sign space available to Suite 206. Horizontal sign, one half of the sign space on both sides. Building signs are subject to any and all government agencies written approval. Landlord must approve all signs in writing before being erected on the building or the property. All costs for the construction, erection and maintenance of all signs to be borne by the Tenant hereunder.

25. The Tenant shall on the expiration or the sooner termination of the Lease term surrender to the Landlord the leased property, including all building, replacements, changes, additions, and improvements constructed or placed by the Tenant thereon, with all equipment of Landlord in or appurtenant thereto.

26. Tenant shall not in any manner deface or damage the building.

27. Cleaning of the parking lot area immediately in front of Tenant's office front shall be the responsibility of the Tenant. Tenant shall be responsible for keeping the area in front of Tenant's office free of paper and other debris of the Tenant. In the event that Tenant shall fail to keep the area as set forth above free from the debris of Tenant, then in that event, Landlord shall clean the area which is Tenant's responsibility and Tenant shall reimburse Landlord for all actual expenses incurred in the cleaning and maintenance of the area. Tenant will also be responsible for bringing in trash cans used by Tenant for garbage service and help keep area policed of trash at pick up area.

28. Landlord agrees to maintain and repair exterior of building including roof, structural walls, sewer, water pipes, electrical service to the building and parking area maintenance. Tenant to be responsible for maintaining Tenant's interior leased space, which will include electrical fixtures and plumbing fixtures.

29. FIXTURES, PLUMBING: The toilets and other water and sewer apparatus and fixtures shall not be used for purposes other than those for which they were designed, and no sweepings, matches, rags, disposable diapers, ashes, or other improper articles shall be

Tenant (_AS_) and Landlord (______) acknowledge this page.

thrown therein.

30. If Tenant desires additional data, telephone, security alarm or signal connections, or the installation of any other electrical wiring, Landlord will, upon receiving a written request from Tenant and at Tenant's expense; direct the vendor as to where and how the wires are to be introduced and run, and without such direction no boring, cutting or installation of wires will be permitted. Tenant shall not install or erect any antennae, aerial wires or other equipment inside or outside the building without, in every instance, obtaining prior written approval from the Landlord.

31. Tenant shall not create or maintain a nuisance in the premises nor make or permit any noise or odor or use or operate any devices that emit loud sounds, air waves, vibrations, or odors that are objectionable to other occupants or tenants of this or any adjoining building or premises; nor shall the premises be used for lodging or sleeping nor for any immoral or illegal purpose that will damage the premises or inure the reputation of the building.

32. Tenant and occupants shall observe and obey all parking and traffic regulations imposed by Landlord on the premises. Landlord in all cases reserves the right to designate "no parking" zones, traffic right-of-ways and general parking area procedures. Failure of Tenant to comply with parking regulations will constitute a violation of the lease. Landlord may institute such measures for proper parking as are necessitated by conditions impounding and/or tagging of improperly parked vehicles.

33. TAXES: Landlord shall pay all real estate taxes duly assessed on said leased demised premises during the term of this lease, and any extensions hereof, provided however, that in addition to the base rent provided for on Page 1 of said lease, for the period beginning January 1, 2022, and paid in 2022, the Tenant agrees to pay to Landlord an increased amount of rent equal to its prorata share of the increase in real estate taxes (but excluding special assessments) over the taxes assessed for the year 2021 and paid in 2021. For purposes of computing real estate tax increases, the base year shall be the 2021 real estate taxes paying in 2021. When the increased taxes over the 2021 base year are determined, the Tenant agrees to pay Tenant's prorata share of the increase by May 31 of the year in which the taxes are payable.

34. Tenant agrees to pay a five per cent (5%) late charge should rent be received in Landlord's Office after the l0th day from due date.

35. It is hereby agreed by and between the parties that the finding of one provision clause or paragraph of this Lease to be null and void shall not have effect upon the remaining provisions of the Lease and all other provisions shall remain in full force and effect.

36. Notification of Agency: This is to notify you that Watson Commercial Realty, Inc., a Real Estate firm licensed under Florida Statues Chapter 475, represents Watson Realty Corp, Landlord. Watson Realty Corp and William A. Watson, Jr., are Florida licensed Real Estate Brokers.

The undersigned hereby acknowledges receipt of the foregoing notification which was given prior to entering into a rental agreement.

37. Radon Gas Notification: "Radon Gas: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health

Tenant (AS) and Landlord (________) acknowledge this page.

risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your public health unit."

As a Tenant of a building, the undersigned certifies that they have been advised about "Radon Gas" prior to the execution of the lease agreement.

IN WITNESS WHEREOF, the parties hereto have set their hands and seal:

TENANT: Chattahoochee Physicians Laboratory Services. LLC
FEI/EIN Number 47-4040526

Amanda L Coffey
Witness

BY: Ashley Sweat
TITLE: Owner

7/14/2021
Date

Witness

TENANT

LANDLORD: Watson Realty Corp

Witness

BY: William A. Watson, JR.
TITLE: Chairman of the Board

Date

Witness

LANDLORD

Tenant (_______) and Landlord (_______) acknowledge this page.

EXHIBIT A FLOOR PLAN for 8465 Merchants Way, Suite 206, Jacksonville, FL 32222



Suite 206

Tenant (________) and Landlord (________) acknowledge this page.

EXHIBIT B Monument Sign showing sign space available for 8465 Merchants Way, Suite 206, Jacksonville, FL 32222


WATSON
Watson Realty Corp. REALTORS
CHW
Suite 206
Suite 104
FOR LEASE

Tenant (__________) and Landlord (__________) acknowledge this page.